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                           EXHIBIT 12

                   THOMAS & BETTS CORPORATION
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Thousands of Dollars)

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
                       Six
                      Months
                       Ended                      Year Ended
                      July 3,    Jan. 2                December 31
                       1994       1994      1992      1991      1990      1989
Earnings before
 income taxes         $45,767   $78,444   $69,755   $67,988   $74,375   $78,925

Add:
 Interest on
  indebtedness         14,375    30,247    33,405    12,376    12,998    10,240


 Amortization of
  debt expense            487     1,062     2,538         0         0         0

 Portion of rents
  representative of
  the interest factor   2,805     7,193     6,690     3,982     3,971     3,790

Earnings
  as adjusted         $63,434  $116,946  $112,388   $84,346   $91,344   $92,955

Fixed charges:
 Interest on
  indebtedness        $14,375   $30,247   $33,405   $12,752   $12,998   $10,240

 Amortization of
  debt expense            487     1,062     2,538         0         0         0

 Portion of rents
  representative of
  the interest
  factor                2,805     7,193     6,690     3,982     3,971     3,790

 Fixed charges        $17,667   $38,502   $42,633   $16,734   $16,969   $14,030

Ratio of earnings
 to fixed charges        3.6x      3.0x      2.6x      5.0x     5.4x       6.6x
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